Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-117022 and 333-127857) and Form S-8 (No. 333-126551) of ADVENTRX Pharmaceuticals, Inc. of our report dated April 14, 2006 with respect to our audits of the financial statements of SD Pharmaceuticals, Inc. as of December 31, 2005 and 2004, for the year ended December 31, 2005 and for the period from June 16, 2004 (date of inception) to December 31, 2004, which report is included in ADVENTRX Pharmaceuticals, Inc.’s Form 8-K/A filed on May 1, 2006.
/s/ J.H. Cohn LLP
San Diego, California
April 26, 2006